RULE 424(B)(2)
                                                          REGISTRATION STATEMENT
                                                                   No. 333-43251

PRICING SUPPLEMENT NO. 1
DATED MARCH 16, 1998, TO
PROSPECTUS, DATED FEBRUARY 3, 1998
AND PROSPECTUS SUPPLEMENT, DATED MARCH 5,1998

                            AMERICAN STORES COMPANY
                          MEDIUM-TERM NOTES, SERIES B
                                   FIXED RATE


PRINCIPAL AMOUNT:  $45,000,000
ISSUE PRICE:  100%
ORIGINAL ISSUE DATE:  March 19, 1998
STATED MATURITY DATE:  March 20, 2008
CUSIP NO.  03009M BA 3
INTEREST RATE PER ANNUM:  6.50%
INTEREST PAYMENT DATES:  March 20 and September 20
RECORD DATES:  March 5 and September 5
AMORTIZATION FORMULA:  Not applicable
AMORTIZATION PAYMENT DATE(S):  Not applicable
AGENT'S DISCOUNT OR COMMISSION:  0.625%

REDEEMABLE AT OPTION OF COMPANY         /   /   Yes         / X /   No
     Initial Redemption Date:
     Initial Redemption Price:
     Annual Redemption Price Reduction      % until Redemption Price is
     100% of the principal amount.

REPAYMENT AT OPTION OF HOLDER:          /   /   Yes         / X /   No
     Repayment Date(s):
     Repayment Price(s):

DISCOUNT NOTE:      /   /   Yes         / X /   No
     Total OID (per $1,000 principal amount):
     Yield to Maturity:
     Comparable Yield:
     Projected Payment Schedule:

FORM:

/ X /   Book-Entry       /   /   Certificated

The aggregate initial offering price of this offering is U.S. $45,000,000 and relates only to Pricing Supplement No. 1. Net proceeds to the Company, before deduction of expenses payable by the Company, will be $44,718,750. Medium-Term Notes, Series B, may be issued by the Company in the aggregate initial offering price of up to U.S. $500,000,000. To date, including this offering, an aggregate of U.S. $45,000,000 Medium-Term Notes, Series B, have been issued.

J.P. Morgan & Co.
               Merrill Lynch & Co.
                              Morgan Stanley Dean Witter
                                                  Salomon Smith Barney